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                                                                   EXHIBIT 10.41


Date:  October 6, 1999


TO:  Ann Sardini
FR:  Kathryn Creech
RE:  Your Employment with VitaminShoppe.com


It is with pleasure that I confirm our offer to have you join VitaminShoppe.com (the "Company") as CFO, with a start date of October 18, 1999 (the "Start Date"). You will report to me, with dotted line reporting to the Company's Board of Directors, with responsibility for building and managing the Company's financial and administrative organizations, including responsibility for supporting the Company's business development, marketing and growth efforts, managing the finance- and operations-related elements of the Company's relationship with Vitamin Shoppe Industries and ensuring the integration of the Company's financial systems with its internet infrastructure.

In consideration for your services, you will receive an annual salary of $250,000. You will also receive a one-time start up bonus of $25,000. Your compensation will be reviewed annually. As a senior employee with the Company, you will also be eligible to participate in all Company health and welfare benefit programs available to executives of the Company. You will receive vacation and sick leave in accordance with standard Company policies. In addition, you will be eligible for participation in performance bonus programs (either cash or equity), if any, developed by the Company, with bonuses to be awarded at the sole discretion of the Board of Directors.

In the event your employment with the Company is terminated for reasons other than Good Cause (as defined in the attached Stock Option Plan (the "Option Plan")), you will be entitled to receive monthly severance payments from the Company, based on your monthly salary at the time of termination, which payments will terminate at the later of (i) twelve months from your Start Date or (ii) six months from the date of your termination. If you terminate your employment with the Company with Good Reason (as defined in the Option Plan) following a Qualifying Business Combination (as defined in the Option Plan), you will also be entitled to receive the severance payments described in the preceding sentence. Your medical benefits provided by the Company will continue in effect during any period in which you are receiving severance payments. In the event your employment with the Company is terminated for Good Cause, your rights to receive compensation and benefits will terminate on the date of the termination of your employment.

In addition to the compensation described above, you will be granted options (the "Options") to purchase 200,000 shares of the Company's common stock, at an exercise price of $9.15. The Options will vest over a period of three years, with one-third vesting on each of the first three anniversaries of your Start Date. The Options will be granted pursuant to, and in accordance with, the Option Plan and a Stock Option Agreement to be executed by you and the Company.

As a condition of your employment, you will be required to execute the Company's standard Confidentiality, Non-Competition and Non-Solicitation Agreement, a copy of which is attached hereto.

I hope this letter addresses the key issues relating to your employment by VitaminShoppe.com. We are very excited to have you join our team and about the prospects for our business.



Kathryn Creech                                    Ann Sardini
------------------------                          ------------------------
Kathryn Creech                                    Ann Sardini
President and CEO
VitaminShoppe.com